EXHIBIT 10.11
VOLUNTARY SEPARATION AND RELEASE AGREEMENT
     1. Parties. This agreement is between you, Wayne L’Heureux (for yourself, your spouse, heirs, representatives and assigns) (jointly, “You”) and ULTA SALON, COSMETICS AND FRAGRANCE, INC., its parent, subsidiaries, predecessors, successors, affiliates, directors, officers, fiduciaries, insurers, employees and agents (jointly, “Ulta”).
     2. Voluntary Separation. You acknowledge that your last day of employment with Ulta will be January 19, 2011 (the “Separation Date”). The parties agree that your separation from employment with Ulta is voluntary.
     3. Separation Benefits. If you sign and do not revoke this Separation and Release Agreement (“Agreement”), you will :
*	Receive fifty-two (52) weeks of pay at your weekly rate of $5,629.22, minus applicable federal and state withholding, to be paid in accordance with Ulta’s usual payroll practice commencing on the next bi-weekly pay date after your Separation Date or eight (8) days after you sign and do not revoke this Agreement, whichever occurs later;
*	Receive full payout (subject to taxes and withholding) of your 2010 Annual Incentive Pay at the same time bonuses are paid to other senior executives of the Company; and
*	Be fully vested on the Separation Date in 25,000 of the stock options granted on March 24, 2008, that would otherwise vest on March 24, 2011. The terms of such option and all other options and Option Agreements remain unchanged.
     4. General Release. In exchange for the separation benefits described in Paragraph 3 above, you are waiving and releasing all known or unknown claims and causes of action you have or may have, as of the day you sign this Agreement, against Ulta arising out of your employment with Ulta, including your separation from employment. The claims you are releasing include, but are not limited to, any and all allegations that Ulta:
*	discriminated against you on the basis of race, color, age in violation of the Age Discrimination in Employment Act (“ADEA”) or otherwise, sex, national origin, ancestry, disability, religion, family or medical leave status, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or
*	violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or
*	violated public policy, statutory or common law, including claims for: Sarbanes-Oxley violations, personal injury; invasion of privacy; retaliatory discharge;

negligent hiring, retention, or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel; or
*	is in any way obligated for any reason to pay you damages, expenses, litigation costs (including attorneys’ fees), backpay, frontpay, disability or other benefits (other than any accrued pension benefits), compensatory damages, whistle-blower claims or related compensation, punitive damages, and/or interest.
     5. Exclusions From General Release. Excluded from the General Release above are any claims or rights which cannot be waived by law, including your right to accrued vacation. Also excluded from the General Release is your right to file a charge with an administrative agency, such as the Equal Employment Opportunity Commission, or participate in any agency investigation.
     6. Covenant Not To Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in Paragraph 4 above. Besides waiving and releasing the claims covered by Paragraph 4 above, you further agree never to sue Ulta in any forum for any reason covered by the General Release language in Paragraph 4 above. Notwithstanding this Covenant Not To Sue, you may bring a claim against Ulta to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If you sue Ulta in violation of this Agreement, you shall be liable to Ulta for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if you sue Ulta in violation of this Agreement, Ulta can require you to return all but $200.00 of the money and any other benefits paid to you pursuant to this Agreement. In that event, Ulta shall be excused from making any further payments or continuing any other benefits otherwise owed to you under Paragraph 3 of this Agreement.
     7. Additional Waiver. Notwithstanding Paragraph 5 of this Agreement (“Exclusions From General Release”), you are waiving all rights to recover money or other individual relief in connection with any administrative charge or investigation. You are also waiving your right to recover money or other individual relief in connection with a charge filed by anyone besides yourself or by the Equal Employment Opportunity Commission or any other federal or state agency.
     8. Employee Acknowledgments. You also agree that you: (i) have been paid all monies owed for all hours worked through the last payroll period ending before you sign this Agreement; (ii) have been paid for all unused vacation accrued through the last payroll period ending before you sign this Agreement; (iii) have received all Family and Medical Leave Act leave or other leave which you requested and for which you were eligible under law and/or Company policy; (iv) have not suffered any on-the-job injury for which you have not already filed a claim; and (v) have communicated in writing to Ulta management any facts, theories, or other information which you believe show or may show that Ulta or its representatives have violated federal tax law, state or local tax law, or any other law.

     9. Return Of Employer Property. On or before your Separation Date, you must return to Ulta all Ulta property in your possession or control, including but not limited to credit/calling cards, cell phone, laptop computer, information technology equipment, pager, pda/Blackberry, mobile phone, parking tag, documents and records. You further agree that you will not keep, transfer or use any copies or excerpts of the above items.
     10. Cessation of Benefits. Except as expressly provided otherwise in this Agreement, all of your Ulta employee benefits, including but not limited to vacation accrual and disability pay, shall cease upon your Separation Date. You will be eligible to elect continued health insurance coverage under COBRA if you have chosen benefits under the company plan.
     11. Post-Separation Restrictions. You acknowledge and agree that the terms and conditions of the “Confidential Information & Protective Covenants Agreement” you executed as of September 30, 2009, remain in full force and effect (the “CIPCA”).
     12. Cooperation In Future Legal Matters. You further agree from and after your Separation Date to make yourself available to Ulta, its legal counsel and other advisors to provide reasonable cooperation and assistance to Ulta with respect to areas and matters in which you were involved during your employment, including any threatened or actual investigation, regulatory matter and/or litigation concerning Ulta, and to provide to Ulta, if requested, information and other assistance relating to ongoing matters of interest to Ulta. In these events, Ulta will take into consideration your personal and business commitments, give you as much advance notice as is reasonably possible, and ask that you be available only at such time or times as are reasonably convenient to you and Ulta. Ulta agrees to reimburse you for the reasonable out-of-pocket expenses you incur as a result of your complying with this provision, subject to your submission to Ulta of documentation substantiating such expenses as Ulta may require.
     13. Non-Disparagement Of Employer. You further agree that from the date on which you sign this Agreement forward, you shall not take any actions or make any verbal or written statements to the public, future employers, current, former or future employees of Ulta, or any other third party which reflect negatively on Ulta, its affiliates, or its or their officers, directors, managers, employees, products, services, or business practices. You also represent and warrant that you have not taken any such actions or made any such statements up until the date on which you sign this Agreement. Nothing in this paragraph or any other part of this Agreement, however, is intended to prevent you from testifying truthfully under subpoena or as may otherwise be required by law.
     14. No Reemployment. You promise not to seek or accept reemployment with Ulta in any position or capacity. You also agree that in the event you inadvertently accept future employment with Ulta in any position or capacity, Ulta has the right to terminate such employment by virtue of your promises in this Paragraph 14 of this Agreement.
     15. Non-Admissions. The fact and terms of this Agreement are not an admission by Ulta of liability or other wrongdoing under any law or otherwise.

     16. Additional Employee Acknowledgments. You also agree that:
*	you are entering into this Agreement knowingly and voluntarily;
*	you have been advised by this Agreement to consult with an attorney before signing this Agreement;
*	you have been given at least twenty-one (21) days in which to consider signing this Agreement and if you sign prior to the expiration of the twenty-one (21) day period you have done so voluntarily; and
*	you are not otherwise entitled to the separation pay and other benefits described in Paragraph 3 of this Agreement.
     17. Revocation/Payment. After you sign this Agreement, you will have seven (7) days to revoke it if you change your mind. If you want to revoke the Agreement, you should deliver or fax a written revocation to Robert S. Guttman, SVP, General Counsel & Secretary, Ulta Salon Cosmetics and Fragrance, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440 (fax: 630-410-4864), within 7 days after you signed it. If you do not revoke this Agreement, you will receive the separation benefits described in Paragraph 3 above. If you revoke this Agreement you will not receive any of the separation benefits described in Paragraph 3 above.
     18. Entire Agreement. You acknowledge that this Agreement constitutes and reflects the entire agreement regarding your separation from employment with Ulta and that it supersedes any prior agreement or understanding, written or unwritten, regarding your separation from employment with Ulta, except to the extent specific sections of your Employment Agreement with Ulta are expressly referenced and thereby incorporated in this Agreement.
     19. Choice of Law/Severability. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Illinois. If any part of this Agreement is found to be invalid, the rest of the Agreement will remain in full force and effect.

Wayne L’Heureux		ULTA SALON, COSMETICS AND
FRAGRANCE INC.

SIGNED:	/s/ Wayne D. L’Heureux	BY:	/s/ Robert S. Guttman

PRINTED:	Wayne D. L’Heureux	TITLE:	Senior Vice President, General Counsel and Secretary
DATE:	1-25-11	DATE:	1/25/11

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